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Filed by: Amegy Bancorporation, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Amegy Bancorporation, Inc.

Commission File No. 000-22007

On July 15, 2005, Amegy Bancorporation, Inc. issued the following communication:

VOLUME 1 ISSUE 6 ~ JULY 2005
What’s Next?, page 2
Zions’ History, page 3
Key Messages, page 4

Amegy and Zions

It’s the Best of Both Worlds

Of all the reactions to the news about Amegy’s new partner, the most resounding one came from a customer who said, “Now my bank takes care of my needs from: A (Amegy) to Z (Zions).”

CEO Paul Murphy echoed the same sentiment and discussed why the merger benefits shareholders, customers, and employees:

Harris meets Mark Edwards after the evening employee meeting.

Mark Edwards and Deb Severski were two of many employees to speak with Harris after each employee meeting.

“I believe it’s the best of both worlds. This is a partnership with an outstanding bank that will allow us to keep our autonomy, our name, our charter, and our culture. From a customer standpoint, they will see little change in the way we operate other than having access to even more great products. At the same time, we can manage costs better and find ways to be more efficient as a part of Zions’ collection of great banks.”

One of the strengths of the merger is the history and familiarity between the management of both banks. Harris Simmons, Chairman and CEO of Zions, began his banking career working with Walter Johnson as a credit analyst at Allied Bank. During this time Harris also worked with Amegy’s Joe Argue, Chief Lending Officer and Jim Alexander, SVP in Correspondent Banking.

At the employee meetings on the day of the merger announcement, Simmons discussed his roots in Texas banking and the similar cultures between Zions and Amegy.

Why Now?

At employee meetings CEO Paul Murphy addressed the question, why merge now?

He noted: “It became increasingly clear that the best course for our shareholders for the long term, as well as for our employees and communities, would be to join forces with another bank. Our board went through a complete and thorough analysis of our options, including that as a stand alone bank. Our options – an attractive go forward option or a combination option – were good. In today’s banking environment, however, it just made sense to partner to become more competitive and efficient.

See WHY NOW? on page 4

“We really believe that banking is a local business,” said Simmons. “The more decision making you can keep close to the customer, the better you can compete. And that is why we are keeping the organization of Amegy locally focused. Your ability to extend credit and make decisions will only expand. We will bring additional capital and innovative products, but the decision making stays right here.”

See AMEGY AND ZION on page 4

Who Is Zions Bank?

Zions Bancorporation is based in Salt Lake City, Utah, with $31 billion in assets and approximately 8,000 full-time employees. Led by locally empowered management teams, the Company operates more than 400 banking offices and over 500 ATMs in eight Western states – Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington.

Bank Subsidiaries

ZIONS BANK

Branches: 133

Deposits: 8.2B

CALIFORNIA BANK & TRUST

Branches: 91

Deposits: 8.3B

THE COMMERCE BANK OF WASHINGTON

Branches: 1

Deposits: 0.4B

NEVADA STATE BANK

Branches: 68

Deposits: 3.07B

VECTRA BANK OF COLORADO

Branches: 40

Deposits: 1.6B

NATIONAL BANK OF ARIZONA

Branches: 54

Deposits: 3.1B

OTHER AFFILIATES:

Zions Agricultural Finance

Zions Bank Capital Markets

Zions Credit Corporation

Zions Insurance Agency

Zions Investment Securities, Inc.

Zions Management Services Company

Zions Public Finance

See ZIONS BANK on page 3

Q&A

A Conversation with Harris Simmons

When does the integration process begin?

Within the next couple of weeks we will start to lay out a process to help us learn a little more than what we already know and how certain parts of the organization can fit together. So it will start soon, but it will take some time.

What is the overall merger timeline?

We expect the legal merger to close sometime in the fourth quarter. The operational conversion will follow in 2006.

Will credit decisions still be made in Texas?

Yes. You will continue to have your credit committee and we will have someone from our organization that will be a participant on the committee. We’ve talked a lot about that with your management team and we are very comfortable with the process, with the limits, and if anything I expect those will be expanded as we go along and get acquainted with each other. But your credit committee will continue to function as it does.

What about our 401K plans?

We expect that you will all come into our 401k program. It’s very similar, we have a lot of investment choices and a very heavy match. We also have a profit sharing program that you don’t have that would be an overlay on top of that. We think that when you put the two together you are going to find it is going to be very compatible and complimentary.

See HARRIS SIMMONS on page 4

The Securities and Exchange Commission requires the following disclosures on communications during a merger:

Additional Information and Where to Find it

Zions Bancorporation will file a Form S-4, Amegy Bancorporation will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Member FDIC. Equal Housing Lender. ñ

From The Desk Of…

What Does Walter Think?

I cannot tell you how many times in the last few days people have stopped by Yvonne’s desk, or called and asked… “What does Walter think?” Some of you may have asked the same question. Obviously, the questions refer to the announcement of our new partnership with Zions.

Well let me tell you, I cannot be more excited! Am I sad? Absolutely not. This merger carries us to the next plateau in Amegy’s future. It gives us the capital and resources to continue our momentum that creates opportunity for all of us and our community.

When I talk to customers it is easy for me to say that “the changes will be transparent.” And that’s really true. Our customers will barely see any differences. They will see the same name and the same bankers they have always seen. Zions knows that our management and our board’s leadership are integral to the future, and they want our communities to benefit from this new partnership.

I am so encouraged that many of you have already come to me and are elated by what you see as synergies that can be built upon between our two companies. I believe together we will build tremendous value for our shareholders as we move ahead.

Some changes that few will notice are that we may do different reports than we are used to. Our benefits might be slightly different… some are very positive. We will find more efficient ways to do things as we share best practices. To me, these are all positive changes.

So if anyone asks you what Walter thinks. Tell them I am behind this 100 percent! This particular moment is the height of my career and I want everyone to know it. I share it with you because together we have built one of the most successful banks in the country and you are to be congratulated. Stop for a minute and take pride in what you have accomplished and think about what we can accomplish in the future. You are truly a group of exceptional people. But, what we have done in the past is now a stepping stone to the future. I am enthusiastically making that step and plan to stay around to be sure that every step counts.

A Homecoming of Sorts

On the day of the merger announcement, Harris Simmons discussed his appreciation for Texas banking and the way people conduct business in Texas. He was speaking from experience.

After graduating from Harvard Business School, Harris moved to Houston where took a job as a credit analyst with Allied Bank of Texas. At Allied, Harris worked side by side with many current Amegy employees.

“This is something of a homecoming for me,” says Harris of reuniting with his former Allied colleagues. “I started my banking career working for Walter Johnson at Allied, so I became familiar at an early age with his aggressive sales culture and commitment to service. He and Paul have built a solid company, and I know this is an excellent business decision for both our customers and our shareholders.”

Harris Simmons shows Scott, Paul and Walter that he still has Texas banking roots.

“I have known Harris and the Simmons family for many years,” says Paul Murphy. “But that is not the reason we made this deal. Harris and his team appreciate relationships. They recognize that for individuals and business owners to be successful, they need access to decision makers who have an interest in seeing their communities prosper. They understand the importance of people, products, and service that get results. We felt strongly that those are the attributes that would serve our shareholders, customers, and employees over the long term. Our shareholders will see value in this transaction as we build on the synergies of the two companies.”

Harris’s Texas routes run deeper than his business connections. Two of his brothers live and work in Houston. L.E. Simmons heads SCF Partners, a private equity company with a primary focus on oil-field service firms, and Matt Simmons is the founder and Chairman of a leading investment banking company serving the energy industry, Simmons and Company International.

What’s Next?

In our past mergers, our new partners have told us that “information is everything.” That is true today as Amegy and Zions begin planning for the future. There are many questions to be answered in a merger environment. Since the announcement was made on July 6, many of those questions have focused on operational issues.

While all questions are important and will be answered as promptly as possible, the majority of questions are human resources related questions. And to employees, time is important.

“While the opportunities ahead of us are great, change is nevertheless difficult. People deal with change in many different ways and experience a variety of emotions,” said Kim Zabin, SVP who manages Human Resources. “No one will deny that this is a challenging time for us. Our goal is to help employees manage this change through information, just as we have helped others in the past. The better informed employees are the easier it will be to continue moving in a positive direction. The Bank is committed to providing answers to your questions as soon as the answers are available.”

On the day of the merger announcement, it was confirmed that employee service will count toward benefits in the newly formed partnership with Zions. It also was confirmed that customer-facing jobs will remain largely unchanged.

In addition, Zions offers benefits including medical, dental, vision, life insurance, long-term disability, 401k plans, and profit sharing. Questions dealing with stock options, for example “how many options do I have and when will they vest?” will be answered in the next few weeks. Keep in mind that accelerated vesting for stock options does not occur until the legal merger which is anticipated in December.

“We are delving into the benefit information with the goal of having a side-by-side comparison ready for employees in early September,” added Zabin. “We will start integration meetings with our Zions colleagues within the next two weeks and expect to get many of the questions answered during these meetings. Since Zions is decentralized, some answers may rely on best practices in their past mergers.”

The obvious question employees have is ‘when will I know for sure if I have a job?’

See NEXT on page 4

Customers React to Merger Announcement

In the days after the merger announcement, Amegy Bankers took to their phones and started calling their customers and prospects to relay the news. The overall reaction to the merger with Zions has ranged from positive to business as usual.

The announcement has even led to a new Trust relationship. A prospect was considering moving a significant piece of business to the Bank prior to the merger announcement and called the day of the announcement.

In talking to their relationship manager the customer said, “I’ve had some time to research Zions. It sounds like a great fit - the Zions Bank philosophy being almost identical to that of Amegy. And, the Simmons family has such a fine reputation in our community. So, we will continue to proceed with the business.” Many employees are finding that customers are not overly concerned with the announcement as long as the culture, people, and products remain the same. When asked about the merger, one Treasury Management customer said, “As long as the people or services don’t change, we are okay.”

“Interestingly, most of the comments I have received have been along the lines of ‘that’s nice’ and then it’s back to business,” said Ralph Walker, Vice President and Treasury Management Calling Officer.

See REACT on page 3

ZIONS BANK

Continued from page 1

Zions Bancorporation is a publicly traded company on the NASDAQ Stock Market under the symbol “ZION.” The Company is part of the S&P 500 Index and the NASDAQ Financial 100 Index.

Zions has a unique and successful community banking model including separate charters with local names and identities, local boards, local management teams with real authority, localized incentive systems tied to long term performance, and centralized oversight of risk management.

The company is in the top 10 of each of the following:

•	SBA 504 and similar lending

•	SBA 7(a) lending

•	Electronic off-lot corporate bond trading

•	Municipal finance advisory service

•	Origination of agricultural mortgages sold in the secondary market

Zions has a diversified loan portfolio with 33% of its loans in commercial real estate, 39% in construction and industry, 27% consumer and 1% other. The Company’s strong credit culture mirrors that of Amegy. At March 2005, Zions’ net interest margin was 4.53% compared to 3.47% for the country’s top 50 banks.

Zions offers a full range of services including:

•	Cash management

•	Consumer banking

•	Commercial banking (specializing in small to medium-sized banking)

•	Insurance services

•	Real estate lending

•	Residential mortgage

•	Retail

•	SBA Lending (8th Largest in United States)

•	Wealth management

Zions: A Brief History

Oct. 1873:	Bank’s first day of business. This was the beginning of Utah’s first chartered savings bank and first trust company

Dec 1957:	Zion’s Savings Bank and Trust Company, Utah Saving and Trust Company and First National Bank of Salt Lake City merge to form Zions First National Bank

Feb. 1961:	Zions First National Investment Company was incorporated in Nevada and became the majority owner of the bank stock controlled by the Keystone group

1965:	The name of the company was changed to Zions Bancorporation

Jan 1966:	The first public offering of shares in Zions Bancorporation were made

1985:	Zions completes merger with Nevada State Bank

1994:	Zions completes merger with National Bank of Arizona

Jan 1998:	Zions completes merger with Vectra Bank, headquarters in Denver Colorado

Sept. 1998:	Zions completes merger with The Commerce Bank of Washington, headquarters in Seattle

Oct. 2001:	Zions completes merger with California Bank and Trust

April 2005:	Zions introduces NetDeposits, an electronic check clearing system for businesses which allows the capability to make deposits from remote locations

July 2005:	Zions and Amegy Bank of Texas announce merger agreement

REACT

Continued from page 2

Amegy Chief Executive Officer Paul Murphy attributes all of these sentiments to the similarities between Zions and Amegy, “The cultures of our banks are a perfect match. We both aggressively call on customers and prospects to provide the right products and services at the right time, and we are both active participants in our communities. These similarities will make it easier for customers and employees to adjust.”

John Hernandez reaches out to customers on the day of the announcement.

Regardless of their initial reaction to the merger, customers are excited to see what this move will mean for Amegy’s future. The merger with Zions will result a in a larger capital base which will fuel the Bank’s growth. Anticipating this growth, a Private Banking customer said, “This strikes me as a great deal for everyone, and a nice platform from which to execute your statewide strategy.”

An Energy customer shared the same sentiment, “I read the press release and immediately thought, best of both worlds - capital with autonomy. Sounds like a great opportunity.”

An Excellent Addition to the Zions "Collection of Great Banks"

Nevada State Bank
Branches: 68
Deposits: $3.07
Rank: 4th
5-Yr. Dep. Growth: 8.3%
5-Yr. Asset Growth: 7.5%

Commerce Bank of Washington
Branches: 1
Deposits: $0.4B
Rank: 16th
5-Yr. Dep. Growth: 5.4%
5-Yr. Asset Growth: 10.6%

Zions Bank
Branches: 133
Deposits: $8.2B
Rank: 1st (UT) / 3rd (ID)
5-Yr. Dep. Growth: 14.2%
5-Yr. Asset Growth: 8.8%

California Bank & Trust
Branches: 91
Deposits: $8.3B
Rank: 8th
5-Yr. Dep. Growth: 8.8%
5-Yr. Asset Growth: 9.7%

Vectra Bank Colorado
Branches: 40
Deposits: $1.6B
Rank: 4th
5-Yr. Dep. Growth: 1.4%
5-Yr. Asset Growth: 1.2%

National Bank of Arizona
Branches: 54
Deposits: $3.1B
Rank: 4th
5-Yr. Dep. Growth: 19.7%
5-Yr. Asset Growth: 17.7%

Amegy Bank
Branches: 82
Deposits: $5.8B
Rank: 7th
5-Yr. Dep. Growth: 16.0%
5-Yr. Asset Growth: 20.5%

Note: Deposit and asset growth from March 31, 2000 to March 31, 2005. Rank by bank deposits in state.

AMEGY AND ZIONS

Continued from page 1

The legal merger is expected in December and conversion in mid-2006. Scott McLean, President, will lead the merger and conversion teams.

“Because both Zions and Amegy have had significant experience with mergers and because our cultures are so similar, we foresee a smooth transition,” said McLean. “Our customers will see virtually no change except that we will have new products that they will find very beneficial.”

Paul and Harris touring the Bank’s facilities on merger announcement day.

The commitment to community banking has propelled Zions to be the 26th largest domestic banking company in the U.S. in deposits. Loans have grown at a compounded annual growth rate of almost 12% over the past five years and deposits over 11%. Revenue has increased over the same period by 11% and non-interest income was $433 million in 2004 which was almost an 11% compounded annual growth rate for the past five years.

The company, which traces its roots to 1873, has six banking subsidiaries across eight western states and has $31 billion in assets. Its banks are located in some of the country’s best growth markets and, as Simmons noted: “With the addition of Texas, we just got better!” With Amegy, 17% of the company’s revenue on a pro forma basis will be from Texas. In the merged company pro forma, California will provide 26% and Utah/Idaho 31% of the revenue.

In addition to keeping decisions making local, including loan decisions, Amegy will keep its national bank charter, its board and its name.

“We believe the partnership with Amegy will be very much like our partnership with California Bank & Trust in 1997 and Sumitomo Bank in 1998,” said Simmons. The four-year income compounded annual growth rate from 2000 through 2004 for the two California banks was 18.4%.

“We are excited about the demographics and the economic outlook of Texas,” continued Simmons. “Among our peer banks, we have the most outstanding footprint in banking. With the addition of Texas, we are now in nine of the 14 growth states.”

Walter Johnson, Amegy chairman, noted: “This partnership will bring more capital and more opportunities to our Bank and to our customers. Zions brings the best of our brand of community banking with the efficiencies and resources of a larger company.”

Why Now?

Continued from page 1

“With a strong merger partner, our infrastructure costs will be spread over a larger base. We can find synergies in services and products. We can bring value to a new franchise.

“This was not a decision that was taken lightly. Zions is a partner any bank would want.

“The name change will help,” added Murphy. “Zions has built statewide organizations and they would like to see us continue our growth. We can only do that with a name and brand that are consistent. Amegy is a great banner to move forward under.”

Key Messages

An excerpt of the key messages employees are using with their prospects, customers and friends.

•	In today’s banking environment, it became increasingly clear that the best long-term interests of our shareholders, employees and communities would be to join forces with one of the top banking franchises in the nation.

•	Our ambition to be the number one banking organization in Texas is stronger today than it ever has been. Customers want – and deserve – the latest technology. Employees want – and deserve – the best place to work. Shareholders want – and deserve – an outstanding rate of return on their investment. Communities want – and deserve – strong financial institutions that are partners in growth.

•	Just as with our previous merger partners, our customers will see little impact on their banking – they can use their same checks, debit and ATM cards.

•	This opportunity just made sense.

•	Zions is a “collection of great banks” – and that means just what it says. These are individual banks that cooperate and find efficiencies where possible and yet reflect the needs of their individual communities.

•	And our new partner has the highest growth footprint in banking – a footprint that just got better with the addition of the dynamic Texas market.

•	Zions also preserves the heritage of community banking with the efficiencies of a larger company.

•	Both banks represent the best in service small, middle market and consumer customers. Each of us has grown by getting to know – and winning the respect and business of one customer at a time.

•	With a strong merger partner, particularly one that shares the same growth and service commitments as we do, we will be more competitive and more efficient because infrastructure costs will be spread over a larger base.

NEXT

Continued from page 2

“We won’t know for sure about many jobs until we define the integration strategy and complete a study of their best practices,” said Zabin. “What we know right now is that all employees who are displaced will be treated fairly, they will be given advance notice, a severance package, and every effort will be made internally and externally to assist employees with job needs.”

Added Zabin, “We have built an organization around communicating with each other and our customers. That commitment will not change. It is the employees who have made this organization great and it is their service – whether a few weeks or many years – that have made this Bank extraordinary.”

As a reminder, the employee hotline number is 713.571.3022 and the email address is zionsbankmerger@amegybank.com.

HARRIS SIMMONS

Continued from page 1

What about stock options?

Stock options will convert over into the Zions stock options plan. All of your existing options convert at a roughly .31 exchange ratio. That will not happen until the closing occurs. So all of your options that were issued prior to 2004, they vest. Those issued in 2004 or 2005, 50% of those vest. From an options perspective you are getting a great piece of paper, a great investment in a terrific company with a wonderful future.

What is your strategy for the Hispanic market?

First, we think it’s a very exciting market. It’s a market of 35 million people. If you look at the market here in Texas and you combine that with Arizona and Nevada and Southern California, we think it is just has incredible opportunity. In Salt Lake City we recently opened the first of what will be several Hispanic branches. It was a fabulous celebration with 500 people at the branch opening with piñatas and it was a great celebration. Part of our strategy will be to deliver SBA Loans and Small Business products geared to helping proprietorships and smaller businesses get on their feet and grow into very solid businesses. In fact, we look forward to working with you to see what you’ve been learning about this market.

“Q and A with Harris.”

With Texas being such a dynamic growth market, what are the plans for us? Are we going to have more acquisitions here? Would we brand them under Amegy? Or will we be growing de novo?

We want Amegy to be the best bank this state has ever seen. If you go back 30 years ago, there were a lot of great banks like Texas Commerce and First City. Our goal is to recreate that experience for customers and for all of you. We want to be in all the best markets around Texas. We will first make sure we get through the integration of this merger, but then we want to support the growth of this Bank in every way possible. We are excited about the possibility of doing that.

What interstate banking opportunities are there for our retail or business customers who are doing business in your markets?

If you have customers doing business in the markets we are in, then we want to facilitate that. However, we are not as well geared for that because our local branding strategies would make it difficult for a customer to remember the name of our bank in Arizona, Nevada, or Utah. But we have some innovative products that you will be able to take to the market soon and have a lot of success with.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.